Exhibit 3.5

CERTIFICATE OF LIMITED PARTNERSHIP

OF

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

America First Capital Associates Limited Partnership Two, (the “General Partner”) makes and signs the following certificate for the purpose of forming a limited partnership pursuant to Section 17-201 of the Delaware Revised Uniform Partnership Act.

1.           The name of the limited partnership is America First Tax Exempt Investors, L.P. (the “Partnership”).

2.           The name and address of the Partnership’s agent for service of process in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.           The address of the Partnership’s principal office is 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102.

4.           The name and business address of the Partnership’s General Partner is America First Capital Associates Limited Partnership Two, Suite 400, 1004 Farnam Street, Omaha, Nebraska 68102.

5.           This Certificate of Limited Partnership shall be effective as of the date of its filing in the Office of Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the 2nd day of April, 1998.

AMERICA FIRST CAPITAL ASSOCIATES LIMITED PARTNERSHIP TWO, General Partner

By:	America First Companies L.L.C., General Partner

By:	/s/ Michael Thesing
Michael Thesing, Vice President